Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of the 3rd day of December, 2008, by and between SuperStock, Inc, a Florida corporation (“Seller”), its parent company, a21, Inc, (“Parent”) and Masterfile Corporation, a Canadian corporation (“Purchaser”). Each of Seller, Parent and Purchaser may hereafter be referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is engaged in the business of selling and licensing images and vector graphics and fonts for graphics design, printing, sign making, advertising and publishing businesses;

WHEREAS, Seller’s primary business assets include assets consisting primarily of print image collections and licensed images, equipment for the digitization and storage of images, website and technology that permits customers to view, order and download images from Seller’s website, a subsidiary in the United Kingdom, SuperStock Ltd., and a leased facility in Jacksonville, Florida;

WHEREAS,  Seller and Parent have experienced substantial financial difficulties and have determined that it is in the best interest of Seller and Parent to file for bankruptcy protection and sell the business of Seller as a going concern free and clear of all liens and encumbrances.

WHEREAS, each of Seller and Parent anticipates filing a petition for bankruptcy protection on or about December 4, 2008 (Seller’s and Parent’s Bankruptcy cases are collectively referred to as the “Bankruptcy Case”, under Chapter 11 of Title 11, United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”);

WHEREAS, Seller and Parent desire to sell to Purchaser, and Purchaser desires to purchase from Seller and Parent,  certain assets used or held for use in the Business (as hereafter defined) free and clear of all debts, claims, liens, taxes, mortgages, and any other liabilities of Seller and Parent pursuant to 11 U.S.C. §363(b) and (f); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

Definitions and References

“Accepted Originals-Related Contracts” means contracts or agreements with content providers for whom Original Materials relating to Images are or are required to be held by the Business which are identified in a notice in writing delivered by Purchaser to Seller not less than  five (5) Business Days prior to Closing.  Such contracts or agreements shall be limited to contracts or agreements that require the Seller to pay no more than an aggregate of $500,000 in cure amounts

“Affiliate” has the meaning ascribed to such term in the Bankruptcy Code.

“Agreement Date” means the first date upon which this Agreement has been mutually executed and delivered by Seller, Parent and Purchaser.

“Approval Order” means the order of the Bankruptcy Court approving this Agreement and the sale by Seller and Parent to Purchaser of the Purchased Assets, free and clear of all liens and interests in the property pursuant to Bankruptcy Code Section 363(f) and (m) containing, among other things, provisions substantially the same as those set forth on Exhibit A attached hereto and satisfactory to Purchaser, acting reasonably.

“Assumed Contracts” means all written contracts, agreements, and binding arrangements which relate to the Business and to which Seller and/or Parent is bound, including all confidentiality agreements obtained by Seller or Parent, or for their benefit, in connection with its sale of the Business and the contracts listed on Schedule 2.4, (such contracts listed on Schedule 2.4 shall not require the Seller to pay more than an aggregate of $500,000 in cure amounts and the parties shall agree to such list by January 6, 2009), but excluding:

(A) the Excluded Contracts,

(B) any contracts under which Seller or Parent is in breach or default (other than as a result only of the Bankruptcy Case) and

(C) any contracts not listed in Schedule 2.4 which:

 (i)           involve a Liability of Seller or Parent in excess of $ 1,000;

iiare outside the ordinary course of business;

(iii)           involve operating and capital lease rental agreements

or

(iv)	do not terminate or cannot be terminated on less than three months’ prior notice, without penalty or premium.

“Auction” has the meaning set forth in Section 6.4.

“Bankruptcy Case” is defined in the recitals.

“Bankruptcy Code” is defined in the recitals.

“Bankruptcy Court” is defined in the recitals.

“Business” means the business carried on directly and indirectly by Seller and its Affiliates, including SuperStock Ltd. of the creation, acquisition, distribution and licensing of Images.

“Business Day” means any day that is not a Saturday, Sunday or a day on which the commercial banks in Jacksonville, Florida or Toronto, Ontario are required or permitted to be closed.

“Business Records” has the meaning set forth in Section 2.2(e).

“Claims” has the meaning set forth in Section 2.1.

“Closing” means the consummation of the sale of the Purchased Assets to Purchaser pursuant to this Agreement.

“Closing Date” means the date upon which a Closing occurs as set forth in Section 4.2 of this Agreement.

“Competing Offer” has the meaning set forth in Section 6.4.

“Deposit” has the meaning set forth in Section 4.3.

“Encumbrances” means any mortgage, pledge, lien (statutory or otherwise), security interest, warehouseman’s lien, landlord’s lien, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature.

“Excluded Assets” has the meaning set forth in Section 2.5.

“Excluded Liabilities” has the meaning set forth in Section 3.1.

“Excluded Contracts” means

(i) any contracts or agreements with content providers for whom Original Materials relating to Images are or are required to be held by the Business (other than the Accepted Originals-Related Contracts), unless and until a waiver or release from any obligations to hold or maintain such Original Materials have been received from the content provider (and effective upon receipt of such waiver or release such contract or agreement shall be an Assumed Contract),

(ii) all contracts or agreements with customers for the PurestockX subscription service,

(iii) any real estate lease or sublease;

(iv) the contracts and agreements listed in Schedule 2.5  (which the parties shall agree to by January 6, 2009) ;and

(v) any contract or agreement identified in the notice delivered by Purchaser pursuant to Section 2.5.

“Expense Reimbursement and Break-Up Fee” has the meaning set forth in Section 6.6.

“Folely Firm” has the meaning set forth in Section 4.2.

“Image” means a picture or image created through photography, computer imaging, drawing, painting or any other form of illustration or depiction regardless of the medium in which such picture is recorded.

“Intellectual Property” has the meaning set forth in Section 2.2(c).

“Liabilities” means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, assessments or reassessments of any kind or nature, whether primary or secondary, direct or indirect, fixed, contingent or absolute, voluntarily incurred or otherwise, whenever asserted.

“Original Materials” means transparencies, prints, negatives, artwork and other tangible source materials relating to any Image.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise, or any government or political subdivision or any agency, department or instrumentality thereof.

“Price Allocation” has the meaning set forth in Section 4.5.

“Purchased Assets” has the meaning set forth in Section 2.2.

“Sale Procedure Motion” means the motion which is substantially in the form attached as Exhibit B hereto.

“Sale Procedures Order” means the order of the Bankruptcy Court with respect to the Sale Procedure Motion containing, among other things, provisions substantially the same as those set forth in Exhibit B attached hereto and satisfactory to Purchaser, acting reasonably.

“Software” means all

(i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code,

(ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise,

(iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and

(iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any governmental authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any governmental authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions.

“Termination Date” has the meaning set forth in Section 9.2(d).

ARTICLE 2

Purchase and Sale of Assets

Section 2.1. Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller and Parent, and Seller and Parent agree to sell to Purchaser, all right, title and interest Seller Parent and Parent’s Affiliates in and to the Purchased Assets. The Purchased Assets shall be sold to Purchaser free and clear of any and all debts, liens, Taxes, claims (as claim is defined in Section 101(5) of the Bankruptcy Code) and other Encumbrances and Liabilities of Seller and Parent or their bankruptcy estates of whatever kind or nature, including but not limited to any and all security interests, landlord’s liens, warehouseman’s liens, mortgages, pledges, charges, suits, licenses, options, rights of recovery, judgments, rights of first refusal, orders and decrees of any court or foreign or domestic governmental entity, interest, covenants, restrictions, indentures, instruments, leases, options, contracts, agreements, claims for reimbursement, contribution, indemnity or exoneration, successor, products liability, environmental, tax, labor, alter ego and other Liabilities (collectively, “Claims”), it being understood and agreed that Purchaser does not and shall not assume or become liable for any of the debts, Liabilities or Claims of Seller and Parent in connection with the prior operation of Seller and Parent’s business, including any claims for negligence, products liability, breach of contract or labor related obligations arising out of collective bargaining agreements or otherwise.

Section 2.2. Enumeration of Purchased Assets. All of the properties, assets, interests and rights of Seller, Parent and their Affiliates used or held for use in connection with the Business, other than the Excluded Assets shall constitute the “Purchased Assets”.  For greater certainty, the Purchased Assets shall include the following properties, assets, interests and rights (except to the extent that any are Excluded Assets):

(a) Images and all rights and interests in Images created, acquired or held for licensing or distribution in the Business;

(b) All existing operating equipment, manufacturing equipment, office equipment, furniture, computers, computer files and books, together with related spare parts and accessories, including the items set forth on Schedule 2.2(b) attached hereto and made a part hereof.

(c) All intellectual property rights used or held for use in connection with the Business, including trademarks, copyrights, works of authorship, trade names (including, without limitation, the trade names “SuperStock” and “Purestock”), service marks, service names,  brand names, logos, corporate names and internet domain names (including, without limitation, “superstock.com”, “purestock.com”  and “superstock.co.uk”, trade secrets (all both registered and common law), patents and applications therefor (including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon), discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and all rights associated therewith and appurtenant thereto, Software and all assorted goodwill, including the items set forth on Schedule 2.2(c) attached hereto and made a part hereof (collectively “Intellectual Property”).

(d) All items other than Images which are being created, produced or acquired for sale, license or distribution in the Business, or are to be consumed, directly or indirectly, in the Business, of every kind and nature and wheresoever situate, including inventories of raw materials, work-in-progress, finished goods and by-products, supplies and packaging materials.

(e) All customer lists, customer relationships, customer files, customer product specifications, historical sales and price information, vendor and supplier lists, historical vendor and supplier purchase and price information, marketing plans, market studies, customer proposals and all other files and records and business records relating to the production, marketing and sale of products or services provided by the Business (collectively, “Business Records”).  Purchaser agrees to retain all such records for three years and to give Seller and any bankruptcy trustee appointed for Seller reasonable access to and the right to copy all such records for their business purposes.

(f)  The exclusive right of Purchaser to represent itself as carrying on the Business in succession to Seller and its Affiliates.

(g) All rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Seller and Parent or with third parties, all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors and all goodwill and other intangible assets associated with the Business and the Purchased Assets.

(h) All rights of action against Persons with respect to claims for breach, violation or infringement of or interference with copyright, model rights, tangible property rights or other intellectual property rights relating to Images and rights and interests in Images acquired by Purchaser pursuant to this Agreement.

Section 2.3. Leased Premises. Purchaser shall not assume the lease of Seller’s premises in Jacksonville, Florida or the lease of the premises in the United Kingdom, nor any other lease of premises held by Seller.  Seller shall use its best efforts to cause its Affiliates to permit Purchaser to occupy such premises for a period of up to ninety (90) days from Closing in order to arrange for the orderly removal of the Purchased Assets therefrom subject to Purchaser paying the rent associated with the occupied premises.

Section 2.4. Assumed Executory Contracts.  Purchaser shall assume and agree to perform all the following, to the extent that it can do so with the Images delivered under the Assumed Contracts:

(i) all Seller’s outstanding, unfilled customer orders entered into in the ordinary course of business consistent with past practice as of the Closing Date, excluding any unfilled customer orders relating to the PurestockX subscription service and provided that Seller and Parent shall deliver to Purchaser all deposits and payments received with respect to the unperformed  portion of such customer orders;

(ii) all Liabilities to be incurred or arising on or after Closing under the Assumed Contracts.

For greater certainty, Purchaser shall have no Liability for preclosing Liabilities and obligations under the Assumed Contracts other than customer orders referred to in (i) above.

Section 2.5. Excluded Assets. The Purchased Assets shall not include any of the following assets of Seller or its bankruptcy estate, or of Parent and its bankruptcy estate, the “Excluded Assets”:

(a) all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

(b) all accounts receivable and other receivables which were invoiced by Seller prior to Closing;

(c) all of Seller’s credits, prepaid expenses, deferred charges, advance payments, security deposits, returns to and rebates from vendors, and prepaid items;

(d) the rights of Seller and Parent under this Agreement and all cash and non-cash consideration payable or deliverable to Seller under this Agreement;

(e) all rights which accrue or will accrue to the benefit of Seller and Parent under this Agreement or any document executed and delivered in connection herewith;

(f) all rights to refunds or recoupment of Taxes of Seller;

(g) all of Seller’s corporate and tax books and records, including, without limitation, the corporate charter, seals, minute books, stock transfer books and other documents relating exclusively to the organization and existence of Seller as a limited liability company and records relating to accounts receivable and other receivables which were invoiced by Seller prior to Closing (excluding Business Records);

(h) Business Records which are in tangible form to the extent duplicative of Business Records which are in electronic form;

(i) all causes of action belonging to Seller or its bankruptcy estate, including, but not limited to, any causes of action (i) against any Affiliates of Seller, and/or (ii) arising under Chapter 5 of the Bankruptcy Code;

(j) all materials subject to any attorney-client or other privilege as well as any information concerning employees, the disclosure of which would violate an employee’s reasonable expectation of privacy;

(k) all insurance policies and all rights thereunder;

(l) the assets, properties, interests and rights listed in Schedule 2.5;

(m) all Excluded Contracts;

(n) all receivables due to Seller from Parent;

(o) shares of any Affiliate of Seller, including the shares of Seller’s UK subsidiary, SuperStock, Ltd.; and

(p) all assets identified as being excluded assets in any notices in writing delivered by Purchaser to Seller not less than five (5) Business Days prior to Closing.

ARTICLE 3

Liabilities

Section 3.1. Excluded Liabilities.  Purchaser shall not assume and shall not be deemed to have assumed or otherwise be liable for any debts, Claims, obligations or other Liabilities of Seller, Parent or their respective bankruptcy estates or in respect of the Purchased Assets whatsoever other than the Liabilities assumed pursuant to Section 2.4 (the “Excluded Liabilities”), all of which shall remain the sole responsibility and obligation of Seller and/or Parent.  Specifically, without limiting the foregoing, Excluded Liabilities shall include:

(a) income, capital or capital gains Taxes or Taxes on profits of Seller, Parent and their Affiliates including accrued income Taxes;

(b) any other Taxes, paid, payable, collected, collectible or otherwise relating to the Business or the Purchased Assets for any period prior to Closing;

(c) all Liabilities relating to the Excluded Assets;

(d) all payables to Parent or any of its Affiliates;

(e) all Liabilities associated with Seller’s and Parent’s Bankruptcy Case;

(f) any of Seller’s or Parent’s Liabilities under this Agreement;

(g) all Claims and Encumbrances;

(h) all Liabilities arising out of, relating to or with respect to employees, including Claims relating to employee severance and termination;

(i) all Liabilities to customers arising out of, relating to or with respect to the PurestockX subscription service;

(j) any of Seller’s or Parent’s Liabilities arising by reason of any violation or alleged violation of any law or any requirement of any governmental authority or by reason of any breach or alleged breach of any contract, permit, license judgment, order or decree, regardless of when any such violation or breach is asserted;

(k) any of Seller’s or Parent’s Liabilities relating to claims for loss and/or damage to original and/or duplicate materials relating to any Image (including, without limitation, photographic negatives, transparencies, prints, artwork, digital image files and digital media) by the owners or the agents of such owners of such materials;

(l) any of Seller’s or Parent’s Liabilities relating to claims for breach of copyright, model rights, tangible property rights or intellectual property rights related to any licensing, distribution or publication of the Images that occurred prior to Closing;

(m) any of Seller’s or Parent’s Liabilities relating to claims for breach of any express or implied warranty, personal injury, damage to property or other loss based upon or arising out of the sale and distribution of products or the provision of services by Seller or Parent; and

(n) any other Liability of Seller or Parent that is not expressly assumed pursuant to Section 2.4 including without limitation any Liabilities or obligations arising out of transactions entered into at or prior to the Closing, any action or inaction at or prior to the Closing or any state of fact existing at or prior to the Closing, regardless of when asserted.

ARTICLE 4

Purchase Price; Manner of Payment and Closing

Section 4.1. Consideration. The purchase price (the “Purchase Price”) for the Purchased Assets shall be one million five hundred thousand dollars ($1,500,000.00) plus any adjustment provided pursuant to Section 6.7.  Purchaser agrees to pay the Purchase Price in the manner described in Section 4.2 below. The Purchase Price shall be allocated among the Purchased Assets in the manner described in Section 4.5.

Section 4.2. Time and Place of the Closing. The closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m., Eastern Standard Time, at the offices of Foley & Lardner LLP, Jacksonville Florida (the “Foley Firm”),

(a) within three (3) Business Days after all of the conditions set forth in Article 7 have been satisfied or waived (or such longer period after such conditions have been satisfied as may be required by the Approval Order under the provisions of the Federal Rules of Bankruptcy Procedure 6004(g) or 6006(d)), or

(b) on such other date as the Parties mutually agree upon so long as Purchaser is deemed a good faith purchaser under 11 U.S.C. § 363(m), but no later than January 31, 2009, time being of the essence.

Section 4.3. Manner of Payment of the Consideration. Contemporaneous with the execution of this Agreement, Purchaser shall deliver to Foley Firm, acting as escrow agent, a check for  $50,000 (the “Deposit”), to be held by the Foley Firm in escrow in a non-interest bearing trust account subject to the terms of this Agreement.  At the Closing, Purchaser shall authorize the release of the Deposit to Seller and pay the balance of the Purchase Price to the Seller by wire transfer of immediately available funds to an account designated by Seller, which Seller shall designate by written notice delivered to Purchaser not later than two (2) Business Days prior to the Closing Date.  If this Agreement is terminated by Seller or Parent pursuant to Section 9.2(a) or Section 9.2(b), Purchaser shall forfeit the Deposit, the Deposit shall be paid to Seller and the payment of the Deposit to Seller shall be the sole remedy of Seller and Parent for such breach or failure to comply. If Closing does not occur and the Deposit has not been forfeited by Purchaser in accordance with the preceding sentence, then the Deposit shall be returned to Purchaser on the earlier of the Termination Date and the date of acceptance of a Competing Offer.

Section 4.4. Closing Deliveries. At the Closing:

(a) Seller and Parent shall execute and deliver to Purchaser a Bill of Sale, and an Assignment of the Intellectual Property, substantially in the forms attached as Exhibit C and such other bills of sale, endorsements, assignments and such other instruments of transfer and conveyance, in form and substance satisfactory to Purchaser, acting reasonably, as shall be effective, together with the Approval Order, to vest in Purchaser as of the Closing Date good and marketable title, free and clear of all Claims and Encumbrances, in and to the Purchased Assets;

(b) Seller and Parent shall deliver to Purchaser a copy of the Approval Order and possession of the Purchased Assets;

(c) Purchaser shall deliver to Seller a certificate, dated the Closing Date and signed by Purchaser’s President, Chief Executive Officer or Chief Operating Officer, certifying that the representations and warranties of Purchaser contained in Section 5.1 are accurate and complete both when made and at and as of the Closing Date with the same effect as though made at and as of such time and that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed in all material respects (or, if any such covenant has not been so performed, indicating that such covenant has not been performed);

(d) Purchaser shall deliver to Seller a certificate, dated the Closing Date and signed by Purchaser’s President, Chief Executive Officer or Chief Operating Officer attaching

(i) a certified copy of the resolutions of the board of directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and all documents associated herewith; and

(ii) a certified copy of the organizational documents of Purchaser and all amendments thereto; and

(e) each Party shall deliver to the other certificates of a senior officer of the Party confirming the truth and correction of representation and warranties made by the Party in this Agreement and performance or compliance, as the case may be, with all obligations and covenants of the Party in this Agreement.

Section 4.5. Allocation of Consideration. The Purchase Price shall be allocated among the Purchased Assets as the parties mutually agree immediately prior to Closing. Each Party agrees to timely file any IRS Form 8594 it may be required by law to file reflecting the Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local laws. Each Party hereto shall adopt and utilize the Price Allocation for purposes of all tax returns filed by them and shall not voluntarily take any position inconsistent with the foregoing in connection with any examination of any tax return, any refund claim, any litigation proceeding or otherwise. In the event that the Price Allocation is disputed by any taxing authority, the Party receiving notice of the dispute shall promptly notify the other Party of such dispute and the Parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation.

Section 4.6. Prorations. Purchaser shall be entitled to a credit against the Purchase Price in respect of the following items relating to the Purchased Assets or the Business, which shall be adjusted between Seller and Purchaser so as to charge Seller for such items to the extent they relate to the period ending on or prior to the Closing Date and so as to charge Purchaser for such items to the extent they relate to periods after the Closing Date:

(a) periodically recurring governmental and quasi-governmental fees for transferred licenses and permits; and

(b) payments payable under the Assumed Contracts in the ordinary course of business consistent with past practice.

ARTICLE 5

Representations and Warranties

Section 5.1. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller and Parent that:

(a) Purchaser is a Canadian corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser is duly qualified and in good standing in each jurisdiction in which the nature of its business requires it to be so qualified.

(b) Purchaser has full power and authority to enter into and perform this Agreement and all documents and instruments to be executed by Purchaser pursuant to this Agreement. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of all of its obligations hereunder have been duly authorized and approved prior to the date hereof by all necessary entity action. This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.

(c) Except for the Bankruptcy Court’s entry of the Approval Order, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other Person is required for the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement.

(d) Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of formation or operating agreement of Purchaser, or of any agreement or instrument to which Purchaser is a party or any of its properties is subject or bound or any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award that is binding upon Purchaser.

(e) Purchaser has not dealt with any Person or entity in such manner as to give rise to a valid broker’s commission, finder’s fee, investment banker’s fee or similar payment from Seller for arranging the transactions contemplated hereby or introducing the Parties to each other.

(f) As of the Closing, Purchaser shall have sufficient cash on hand to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement, if any.

(g) PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5.2 BELOW AND OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, SELLER AND PARENT MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, THE VALUE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE PURCHASED ASSETS, TITLE TO THE PURCHASED ASSETS (OR ANY PORTION THEREOF), OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER AND PARENT HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 5.1, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS”

Section 5.2. Seller and Parent’s Representations and Warranties. Seller and Parent represents and warrants to Purchaser that:

(a) Subject to the Bankruptcy Court’s entry of the Approval Order with respect to the sale of the Purchased Assets, Seller and Parent has full power and authority to enter into and perform this Agreement and all documents, agreements and instruments to be executed by Seller and Parent pursuant to or in connection with this Agreement.

(b) Upon the Bankruptcy Court’s entry of the Approval Order, Seller and Parent will have good title to and the power to sell the Purchased Assets, free and clear of all Claims or Encumbrances.

(c) Seller and Parent has not dealt with any Person in such manner as to give rise to a valid broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser for arranging the transaction contemplated hereby or introducing the Parties to each other.

(d) Seller represents and warrants that:

(1) as of the Closing Date, it will not have made any sales of furniture, fixtures or equipment in the prior twelve month period;

(2) it paid all applicable State of Florida sales and use tax on its initial purchase of the furniture, fixtures, equipment any any other assets to be conveyed to the Purchaser hereunder; and

(3) Seller’s engagement of a broker in this transaction will not result in the inability of the Purchaser to rely on the Florida sales tax exemption for occasional sales pursuant to Rule 12A-1.037 Florida Administrative Code.  These representations and warranties shall survive for three years from the Closing Date.

ARTICLE 6

Conduct Prior to the Closing

Section 6.1. Access and Information. Seller and Parent shall not be required to disclose any information, records, files or other data to Purchaser where disclosure may be prohibited by law.  Subject to the foregoing, upon prior written notice to Seller, Seller and Parent shall afford to Purchaser and to Purchaser’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives, full access during normal business hours throughout the period prior to the Closing Date, upon reasonable written notice, to its books, records, properties, plants and personnel relating to the Purchased Assets and, during such period, shall furnish as promptly as practicable to Purchaser, at Purchaser’s expense, copies of such books and records as Purchaser shall reasonably request.

Section 6.2. Actions Until Closing. Pending the Closing, except as otherwise authorized by Purchaser in writing, Seller shall, subject to any restrictions on its ability to do so arising from the Bankruptcy Case:

(a) use commercially reasonable best efforts to carry on the Business in the normal course and preserve its relations with its photographers and other suppliers and customers;

(b) use commercially reasonable best efforts to keep the Purchased Assets which constitute fixed assets in good operating condition and repair (ordinary wear and tear excepted) having regard for their present use in the Business;

(c) not change, amend, terminate or otherwise modify any contract or agreement in any material respect;

(d) maintain in full force and effect with respect to the Business, policies of insurance of the same type, character and coverage as the policies currently carried;

(e) not waive any right of substantial value in connection with the conduct of the Business or any of the Purchased Assets;

(f) not transfer, assign, sell, distribute to shareholders or otherwise dispose of any of the assets shown or reflected in its most recent financial statements except in the ordinary course of business;

(h) not agree to do any of the items prohibited by this Section 6.2.

Section 6.3. Transition Arrangements. For ninety (90) days after Closing, except as otherwise authorized by Purchaser in writing, Seller shall, subject to any restrictions on its ability to do so arising from the Bankruptcy Case, assist with the transition of the Business to Purchaser and the transport of the Purchased Assets to the premises of Purchaser and its Affiliates, including the following:

(a) maintain its rights to the leased premises used by the Business in the U.S.A. and the U.K. subject to Purchaser paying the rent related to such premises;

(b) maintain or cause to be maintained in force all insurance regarding the premises of Seller and its Affiliates and show Purchaser as loss payee under such policies of insurance;

(c) keep available the services of those of its present employees necessary or desirable to facilitate the transition of the Business and the transport of the Purchased Assets as aforesaid,

(d) . ensure the continued operations of the custom business operating system of Seller, known as “SSIDB” through a service contract with the requisite developer(s) and/or systems administrator(s).

Section 6.4. Bankruptcy Action.

(a) This Agreement shall be subject to the consideration of higher or better offers submitted at an auction (the “Auction”) to be conducted in the Bankruptcy Case in accordance with sale procedures set forth in the Sale Procedure Motion attached as Exhibit B, which Seller and Parent shall promptly submit to the Bankruptcy Court for approval upon commencement of the Bankruptcy Case.  Any competing offer (a “Competing Offer”) must be submitted to Seller, in writing, in accordance with the sale procedures set forth in the Sale Procedure Motion.  No Competing Offer shall qualify as a bid at the Auction unless, among other things, any requested changes in the terms and conditions from those contained in this Agreement shall have been approved by Seller in writing prior to the Auction.

(b) Purchaser hereby confirms an Approval Order containing the provisions annexed hereto as Exhibit A is acceptable to Purchaser. Seller and Parent shall use all reasonable efforts to obtain entry of the Sale Procedures Order and the Approval Order and approval of the Expense Reimbursement and Break-Up Fee.

(c) Seller and Parent shall give appropriate notice, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating to this Agreement or the transactions contemplated thereby.

Section 6.5. Expense Reimbursement and Break-Up Fee.  In the event that, at the Auction, a Person presents a Competing Offer which constitutes a higher or better offer in accordance with the Sale Procedure Order and Seller subsequently consummates a sale of some or all of the Purchased Assets pursuant to a Competing Offer, Purchaser shall be entitled to payment of a fee in the amount of $250,000 (the “Expense Reimbursement and Break-Up Fee”) in respect of

(a) its costs and expenses associated with the conduct of due diligence and the negotiation and execution of this Agreement and the documents and agreements prepare in connection with this Agreement, including legal fees and the costs and expenses of other professional advisors; and

(b) its work

(i) in establishing a bid standard or minimum for other bidders in the Auction,

(ii) in placing estate property in a sales configuration mode attracting other bidders to the Auction and

(iii) for serving, by its name and its expressed interest, as a catalyst for other bidders in the Auction.

The Expense Reimbursement and Break-Up Fee shall be paid in cash from the proceeds of and concurrent with the closing of any Competing Offer or as otherwise ordered by the Bankruptcy Court.  The Expense Reimbursement and Break-Up Fee shall be paid as, and constitute, an administrative expense, of Seller under Sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code.  The Expense Reimbursement and Break-Up Fee will be Purchaser’s sole remedy if the Bankruptcy Court approves an offer other than Purchaser’s offer described in this Agreement.  Seller also shall pay the Expense Reimbursement and Break-Up Fee if this Agreement is  terminated by Seller pursuant to Section 9.2(c) on the grounds that there has been an overbid by a third party that results in an Approval Order for the transactions contemplated hereby not being entered by the Bankruptcy Court.

Section 6.6. Destruction or Expropriation of Assets.  From the date hereof up to the Closing, the Purchased Assets shall be and remain at the risk of Seller and Parent. If, prior to the Closing, any Purchased Assets are destroyed or damaged by fire or any other casualty, Purchaser shall have the option, exercisable by notice given within ten (10) days of Purchaser receiving a notice from either of Seller or Parent of such destruction, damage, which notice Seller or Parent are obliged to promptly give to Purchaser, to:

(a) complete the purchase and sale contemplated herein without reduction of the Purchase Price, in which event all proceeds of any casualty insurance for damage or destruction or compensation for expropriation occurring after the Closing Date shall be payable to Purchaser, all right and claim of Seller or Parent to any such amounts shall be assigned to Purchaser, and Seller or Parent, at the Closing, shall pay to Purchaser an amount equal to the amount of the deductible(s) under the insurance policy or policies which cover any damage or destruction occurring on or prior to the Closing Date; or

(b) terminate this Agreement and not complete the purchase and sale contemplated herein.

Section 6.7. Cure Amounts.  The cure amounts, as determined by the Bankruptcy Court, if any, necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Contracts, shall be paid by Seller, on or before Closing, and not by Purchaser.  Purchaser shall have no Liability for any cure amounts unless the aggregate cure amount exceeds $500,000.  The Purchase Price shall be increased by the aggregate cure amount that exceeds $500,000..

ARTICLE 7

Conditions to Closing

Section 7.1. Conditions to Seller’s Obligations. The obligation of Seller and Parent to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) The representations and warranties made by Purchaser in Section 5.1 shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date, except as such representation and warranties may be affected by transactions or events expressly contemplated or permitted by this agreement.

(b) All obligations of Purchaser to be performed hereunder on or prior to the Closing Date shall have been duly performed in all material respects.

(c) No action or proceeding before any court, government body or other tribunal shall have been commenced or threatened (by a party other than Seller and Parent) wherein an unfavorable judgment, decree or order would

(i) prevent the carrying out of this Agreement or any of the transactions contemplated hereby,

(ii) declare unlawful any of the transactions contemplated by this Agreement or

(iii) cause any of such transactions to be rescinded as reasonably determined by Purchaser and Purchaser’s counsel.

(d) The Approval Order shall have been entered by the Bankruptcy Court and the effectiveness of the Approval Order shall not have been modified, reversed, vacated, stayed, restrained or enjoined on the Closing Date.

(e) To the extent not addressed or covered by the Approval Order, Seller and Parent shall have received the consent of all third parties holding Encumbrances, Claims or interests against the Purchased Assets to the release of all such Encumbrances, Claims and interests in the Purchased Assets as required under 11 U.S.C. § 363(b) and (f).

(f) Seller’s receipt of Purchaser’s closing deliveries pursuant to Section 4.4.

(g) Seller’s receipt of the Deposit and the balance of the Purchase Price pursuant to Section 4.2.  Each of the foregoing conditions is for the benefit of Seller and Parent, which may waive any of such conditions at, or prior to, the Closing.

Section 7.2. Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) The representations and warranties made by Seller and Parent in Section 5.2 shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as if originally made on and as of the Closing Date except as such representation and warranties may be affected by transactions or events expressly contemplated or permitted by this agreement.

(b) All obligations of Seller and Parent to be performed hereunder on or prior to the Closing Date shall have been duly performed in all material respects.

(c) No action or proceeding before any court, government body or other tribunal shall have been commenced or threatened which seeks to

(i) nullify, restrict or modify the rights and protections afforded Purchaser in this Agreement and the Approval Order,

(ii) prevent the carrying out of this Agreement or any of the transactions contemplated hereby,

(iii) declare unlawful the transactions contemplated by this Agreement,

(iv) cause such transactions to be rescinded or

(v) materially affect the right of Purchaser to own, operate or control the Purchased Assets following the Closing as reasonably determined by Seller and Seller’s counsel.

(d) The Approval Order shall have been entered by the Bankruptcy Court, the effectiveness of the Approval Order shall not have been modified, reversed, vacated, stayed, restrained or enjoined, and either

(i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired without any such appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or

(ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, the Approval Order shall have been affirmed by the highest court to which it was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of the Approval Order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired.

(e) To the extent not addressed or covered by the Approval Order, Seller and Parent shall have received the consent of all third parties holding Encumbrances, Claims or interests against the Purchased Assets to the release of all such Encumbrances, Claims and interests in the Purchased Assets as required under 11 U.S.C. § 363 (b) and (f).

(f) Purchaser’s receipt of Seller and Parent’s closing deliveries pursuant to Section 4.4. Each of the foregoing conditions is for the benefit of Purchaser, which may waive any of such conditions at, or prior to, the Closing.

ARTICLE 8

Other Agreements

Section 8.1. Further Assurances. The Parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and. consummate the transaction contemplated hereby.

Section 8.2. Post-Closing Access. Purchaser agrees to Store the Business Records and, books, records and files, for 3 years following the Closing Date and to permit Seller to have access to the Business Records for 3 years following the Closing Date, without cost or expense.

Section 8.3. Efforts and Actions to Cause Closings to Occur. Upon the terms and subject to the conditions of this Agreement, each of Seller, Parent and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing as promptly as practicable, including, but not limited to, the preparation and filing of all motions, forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are reasonably necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, exemptions or waivers by any third party or governmental entity. In addition, no Party shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity or other Person required to be obtained prior to Closing.

Section 8.4. Collection of Accounts Receivable Following the Closing.  Purchaser shall promptly remit to Seller any payments received by Purchaser following the Closing Date with respect to Seller’s accounts receivable and Seller and Parent shall promptly remit to Purchaser any payments received by Seller or Parent following the Closing Date with respect to Purchaser’s accounts receivable.

Section 8.5. Post-Closing Deliveries. After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one Party but directed toward or due to another Party shall be promptly delivered to the other Party.

Section 8.6. Change of Name.  As soon as possible following Closing, Seller shall cancel its right, title and interest to and in all registrations of business names and trade names included in the trade-marks transferred to Purchaser and provide Purchaser with proof of having done so. Without limiting the generality of the foregoing, as soon as possible following Closing, Parent shall amend the constating documents of Seller and of Parent’s other Affiliates, as necessary, to change the name of such entities to one which does not contain "SuperStock” or any variation thereof.

Section 8.7. Survival. Except as specifically provided to the contrary in this Agreement, the representations and warranties of merge on closing and shall the Parties contained in this Agreement or any agreement delivered in connection herewith shall not survive the Closing Date.

ARTICLE 9

Termination

Section 9.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of Seller and Parent and Purchaser.

Section 9.2. Termination by Seller. Seller and Parent may terminate this Agreement at any time prior to the Closing Date if:

(a) there has been a material breach by Purchaser of any of its representations or warranties contained in this Agreement which breach is not cured within three (3) Business Days after written notice thereof;

(b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Purchaser, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Seller and Parent to Purchaser;

(c) the conditions to the obligations of Seller and Parent set forth in Section 7.1 shall not have been waived or satisfied on or before the Termination Date or such earlier date as may be specified therefore, including, without limitation, an overbid by a third party that results in an Approval Order for the transactions contemplated hereby not being entered by the Bankruptcy Court; or

(d) the Closing Date shall not have occurred on or prior to January 31, 2009 (the “Termination Date”); provided, however, that the right to terminate shall not be available under this Section 9.2(d) if the Closing shall not have occurred by such date as a result of the failure of Seller and Parent to fulfill any of its obligations under this Agreement.

Section 9.3. Termination by Purchaser. Purchaser may terminate this Agreement at any time prior to the Closing Date if:

(a) there has been a material breach by Seller and Parent of any of its representations or warranties contained in this Agreement which breach is not cured within three (3) Business Days after written notice thereof;

(b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Seller and Parent, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Purchaser to Seller and Parent;

(c) the conditions to the obligations of Purchaser set forth in Section 7.2 shall not have been waived or satisfied on or before the Termination Date or such earlier date as may be specified therefor;

(d) the Closing Date shall not have occurred on or prior to the Termination Date; provided, however, that the right to terminate shall not be available under this Section 9.3(d) if the Closing shall not have occurred by such date as a result of the failure of Purchaser to fulfill any of its obligations under this Agreement; or

(e) the Bankruptcy Court denies that portion of the Sale Procedures Motion with respect to the Expense Reimbursement and Break-Up Fee in whole or in part, the Sale Procedure Order is modified in any material respect without the consent of Purchaser or the Bankruptcy Court approves a sale of some or all of the Purchased Assets pursuant to a Competing Offer.

Section 9.4. Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article 9, written notice thereof shall as promptly as practicable be given to the other Parties to this Agreement and the Deposit shall

           (a) in the event of a termination under Section 9.3, be returned to Purchaser without the requirement of Purchaser’s delivery of a written instruction or authorization to the Foley Firm concerning the same which instruction and authorization is hereby granted, and

           (b) in the event of a termination under Section 9.2, be delivered to Seller without the requirement of Seller’s delivery of a written instruction or authorization to the Foley Firm concerning the same which instruction and authorization is hereby granted. If this Agreement is terminated pursuant to this Article 9, upon delivery of the Deposit in accordance with this Section 9.4 and, if applicable, the payment of the Expense Reimbursement and Break-Up Fee, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties.

ARTICLE 10

Miscellaneous

Section 10.1. Publicity. Except as otherwise required by law or in connection with Seller and Parent’s bankruptcy filings with the Bankruptcy Court and the publication of requisite notices of sale in national and regional publications in connection with the sale of the Purchased Assets in the bankruptcy proceedings, press releases concerning this transaction shall be made only with the prior approval of Seller and Purchaser, which approval shall not be unreasonably withheld.  Notwithstanding the forgoing, the Parties acknowledge that Seller will advertise the proposed sale as part of the Auction.

Section 10.2. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or by nationally recognized private courier. Notices delivered by hand, by facsimile or by nationally recognized private carrier shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail on or before two (2) Business Days after its delivery by facsimile. All notices shall be addressed as follows:

(a) if to Purchaser:                                Masterfile Corporation
           3 Concorde Gate, 4th Floor
           Toronto, Ontario
           Canada M3C 3N7
           Fax: 416-929-9623
           Attention: Steve Pigeon, President

           with a copy to Purchaser’s U.S. counsel:

                                           Greenberg Traurig, PA
                                           Suite 100, 625 East Twiggs Street
                                           Tampa, FL
                                           U.S.A. 33602
                                           Fax:  813-318-5957
                                           Attention:                                Robert A. Soriano

           and to Purchaser’s Canadian counsel:

                                           Osler Hoskin & Harcourt LLP
                                           P.O. Box 50
                                           Suite 6100, 1 First Canadian Place
                                           Toronto Ontario
                                           Canada M5X 1B8
                                           Fax:  416-862-6666
                                           Attention: Andrew J. MacDougall

(b) if to Seller and Parent:

a21, Inc.
7660 Centurion Parkway
Jacksonville, FL 32256
Fax: (904) 641-4480
Attention: John Z. Ferguson

SuperStock, Inc.
7660 Centurion Parkway
Jacksonville, FL 32256
Fax: (904) 641-4480
Attention: John Z. Ferguson

                                with a copy to Seller and Parent’ counsel:

                                                                Foley & Lardner LLP
                                                                One Independent Drive, Suite 1300
                                                                Jacksonville, FL 32202 USA
                                                                Fax: 904-359-8700
                                                                Attention: Michael Kirwan, Esq and
                                                                     Gardner F. Davis, Esq.

or, in each case, at such other address as may be specified in writing to the other Party.

Section 10.3. Expenses. Seller shall be responsible for all fees, expenses, costs or other charges incurred in obtaining any consents to the transfer of the Purchased Assets to Purchaser.

Other than as set forth in this Agreement, each of Seller, Parent and Purchaser will bear their respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.4. Entire Agreement. This Agreement and the instruments to be delivered by the Parties pursuant to the provisions hereof constitute the entire agreement between the Parties. Each Exhibit and Schedule attached hereto shall be considered incorporated into this Agreement.

Section 10.5. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Florida applicable to contracts made therein, without regard to rules of conflicts of law.

Section 10.6. Binding Effect; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. The Parties specifically acknowledge and agree that Seller and Parent as debtor-in-possession under the Bankruptcy Code and any trustee appointed for Seller and Parent under the Bankruptcy Code shall be specifically entitled to the benefit of this Agreement.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.7. Assignability. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, except that at or prior to the Closing, Purchaser may assign its rights and delegate its duties under this Agreement to one or more Affiliates; provided that such assignment shall not discharge the obligations and liabilities of Purchaser hereunder.

Section 10.8. Amendments; Waivers. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties.  A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

Section 10.9. Interpretation.  In this Agreement:

(a) Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b) Currency – Unless otherwise specified, all references to money amounts are to lawful currency of the United States of America.

(c) Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(d) No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e) Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f) Statutory References – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(g) Time – Time is of the essence in the performance of the Parties’ respective obligations.

(h) Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(i) Headings – The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 10.10. Counterparts. This Agreement maybe executed in counterparts, each of which shall constitute an original and both of which taken together shall constitute one and the same Agreement. Delivery of an electric counterpart shall be effective as delivery of a manually executed counterpart.

Section 10.11. Exclusive Jurisdiction. Purchaser and Seller and Parent agree that upon Seller and Parent’s filing bankruptcy, all disputes arising hereunder shall, prior to the issuance of a final decree from the Bankruptcy Court closing the Bankruptcy Case, be resolved by the Bankruptcy Court which shall have exclusive jurisdiction over all disputes and other matters relating to the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto, and Purchaser expressly consents to and agrees not to contest such exclusive jurisdiction. If the Bankruptcy Court does not have or abstains from exercising such jurisdiction, Purchaser expressly consents to and agrees not to contest the non exclusive jurisdiction of the courts of the State of Florida and, to the extent permitted by applicable law, of any Federal Court, in each case located in Jacksonville, Florida.

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

SUPERSTOCK, INC.

By:                 /s/ John Z. Ferguson
      Name: John Z. Ferguson
      Title: President

“Seller”

a21, INC.

By: /s/ John Z. Ferguson
      Name:  John Z. Ferguson
Title:    President

“Parent”

MASTERFILE CORPORATION

By:                 /s/ Steve Pigeon
      Name:  Steve Pigeon
Title:    President

“Purchaser”

TABLE OF EXHIBITS AND SCHEDULES

(to follow)

EXHIBIT A – Approval Order

EXHIBIT B – Sale Procedures Motion, including Sale Procedures Order

EXHIBIT C – Bill of Sale and Assignment of Intellectual Property

SCHEDULE 2.2(b) – List of existing operating equipment, manufacturing equipment, office equipment, furniture, computers, computer files, software licenses and books

SCHEDULE 2.2(c) – List of trademarks, trade names, service marks and patents

SCHEDULE 2.4 – Assumed Contracts

SCHEDULE 2.5 – Excluded Assets